UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 30, 2010

GLOBAL AVIATION HOLDINGS INC.

(Exact name of registrant as specified in charter)

Delaware	000-52605	20-4222196
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

101 World Drive

Peachtree City, Georgia 30269

(Address of principal executive offices / Zip Code)

(770) 632-8000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act.

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 1.01.                                          Entry into a Material Definitive Agreement.

The U.S. military’s Air Mobility Command (“AMC”) annually awards flights for the AMC international program to participating teams formed by various major scheduled passenger, cargo integrator and charter air carriers based on the aircraft those teams pledge to the Civil Reserve Air Fleet, which is a program operated by the AMC to ensure aircraft are available for activation by the military in times of need. On December 2, 2010, the AMC issued an award to the Alliance Team, effective December 1, 2010.  Global, through its World Airways (“World”) and North American Airlines subsidiaries, conducts its military flying for the AMC international program by participating in the Alliance Team.  This award represents the agreement under which Global’s subsidiaries will conduct its military flying from January 1, 2011 through September 30, 2011.

The AMC reimburses us based on the average costs of all participating air carriers, weighted by flights flown in the AMC international program, plus a fixed operating margin that the AMC sets annually.   As previously reported, as of January 1, 2011, AMC rates will be down by 6.8% for large category passenger aircraft, 7.1% for medium category aircraft, and 3.0% for our large category freighter aircraft as compared to the fiscal year 2010 rates.

Item 2.05                                             Costs Associated with Exit or Disposal Activities.

On December 1, 2010, the board of directors of World approved the retirement of all three World DC-10 aircraft in order to simplify its fleet.  Accordingly, World has entered into termination agreements with its DC-10 lessor.  We expect to return all three DC-10 aircraft to the lessor on or before the end of the first quarter of 2011 and to record total expenses related to these returns of approximately $14.0 million to $17.5 million.

As of November 30, 2010, the net book value of our DC-10 related assets, including aircraft and related rotables and parts inventory, was approximately $16.2 million.  These DC-10 related assets include approximately $8.9 million in aircraft improvements and capitalized heavy airframe maintenance, $4.7 million in rotable parts, and $2.6 million in inventory.  We currently expect to reduce the net book value of the DC-10 related assets to salvage value during the fourth quarter 2010 and first quarter of 2011, and the resulting expense to be between $14.0 million and $16.0 million.

In addition, we are obligated to make minimum payments for engine support over the original life of the DC-10 aircraft leases.  We estimate the net present value of this obligation as of November 30, 2010 to be less than $1.0 million, which we expect to record during the fourth quarter of 2010.

We currently expect future cash expenditures in connection with the DC-10 aircraft retirements, including the future minimum engine support payments described above, to be less than $1.5 million.

This report contains forward-looking statements, including those regarding future cash expenditures. All forward-looking statements are based on management’s estimates, projections and assumptions as of the date hereof. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including but not limited to  unanticipated costs and other risks described in the Company’s SEC filings. The Company undertakes no obligation to revise or update any forward-looking statements.

Item 5.02                                             Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)                                  Executive Compensation.

On November 30, 2010, the board of directors of Global Aviation Holdings Inc. (the “Company”) adopted the Company’s Amended and Restated 2009 Long-Term Incentive Plan (the “Amended LTIP”) to increase the number of shares available for issuance pursuant to awards granted under the Amended LTIP; to add provisions that would allow the Company to grant awards that qualify as “performance-based compensation” in accordance with Section 162(m) of the Internal Revenue Code (the “Code”); to reflect the 100-for-1 stock split and accompanying reclassification of our common stock effected in October 2010; and to limit the term of nonqualified stock options and stock appreciation rights granted under the Amended LTIP to a maximum of ten (10) years. The maximum number of shares that can be granted under the Amended LTIP as qualified performance-based compensation under Code Section 162(m) to any employee during any calendar year is 2,000,000, and the maximum aggregate dollar amount that can be paid as qualified performance-based compensation under Code Section 162(m) under the Amended LTIP to any employee during any calendar year is $3,000,000.  The board of directors has reserved a total of 7,500,000 shares of common stock for issuance pursuant to awards granted under the Amended LTIP, subject to adjustment in certain events. The remainder of the terms of the Amended LTIP was unchanged.

Item 5.07                                             Submission of Matters to a Vote of Security Holders.

On November 30, 2010, the Company’s majority stockholder, who holds approximately 92% of the 26,802,200 outstanding shares of our common stock, approved the Amended LTIP by written consent.

Item 9.01                                             Financial Statements and Exhibits.

Exhibit 10.1                                    Global Aviation Holdings Inc. Amended and Restated 2009 Long-Term Incentive Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GLOBAL AVIATION HOLDINGS INC.
(Registrant)

Dated: December 3, 2010	By:	/s/ William A. Garrett
William A. Garrett
Executive Vice President and Chief Financial Officer